Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com
Endologix Reports 22% First Quarter 2010 Revenue Growth
IRVINE, Calif. (April 22, 2010) – Endologix, Inc. (NASDAQ: ELGX), developer of minimally invasive treatments for aortic disorders, today announced financial results for the three months ended March 31, 2010.
John McDermott, Endologix President and Chief Executive Officer, said, “Our strong first quarter results were driven by the effectiveness of our U.S. sales organization, plus continued success in international markets. We achieved 11% sequential growth domestically, reflecting the continued adoption of our unique approach to abdominal aortic aneurysm repair. Our planned 30% sales force expansion in the U.S. is on track and we expect to fill all additional territories with highly qualified new representatives by year end.”
Mr. McDermott continued, “We recently announced the first patient enrollment in our PEVAR (Percutaneous Endovascular Aneurysm Repair) clinical study at Oklahoma Heart Hospital and expect patients to begin enrolling at the other trial sites in the near future. We are excited at the prospect of becoming the first Company to gain FDA approval for a percutaneous indication for EVAR (Endovascular Aneurysm Repair). During the quarter we also continued to make progress with our other new product initiatives, which will keep Endologix at the forefront of the innovation curve for the endovascular treatment of aortic disorders.”
Financial Results
Total revenue in the first quarter of 2010 was $14.5 million, a 22% increase from $11.8 million in the first quarter of 2009. Domestic revenue was a record $12.0 million, an 18% increase compared with $10.2 million in the first quarter of 2009. International revenue was $2.5 million, a 49% increase compared with $1.7 million in the first quarter of 2009.
Gross profit was $11.1 million in the first quarter of 2010, representing a gross margin of 77%. This compares with gross profit of $8.9 million and a gross margin of 75% in the first quarter of 2009. Higher gross margin for the first quarter of 2010 was driven by more favorable product mix due to new products and volume related efficiencies.
Total operating expenses were $11.3 million in the first quarter of 2010, compared with $10.0 million in the first quarter of 2009. Marketing and sales expenses increased to $7.0 million in the first quarter of 2010 from $6.6 million in the same period last year. Research, development and clinical expenses increased to $2.3 million in the first quarter of 2010 from $1.4 million in the same period last year. General and administrative expenses were $2.1 million in the first quarter of both 2009 and 2010.
Endologix reported a net loss for the first quarter of 2010 of $225,000, or $(0.00) per share, compared with a net loss of $1.2 million, or $(0.03) per share, for the first quarter of 2009.
Total cash and cash equivalents were $22.6 million as of March 31, 2010, compared with total cash and cash equivalents of $24.1 million as of December 31, 2009.
“During the first quarter, the Company paid 2009 annual performance bonuses and increased its working capital investment in support of sales growth, which resulted in the reduction in cash,” stated Endologix Chief Financial Officer Bob Krist. “We expect to generate sufficient positive cash flow from operations for the full year 2010 to fully fund our investments in the sales force expansion and in our new product pipeline. We continue to have a strong financial position and are confident we have the resources needed to execute our long-term growth strategy.”
Financial Guidance
Based on the first quarter 2010 results, the Company is reiterating its full year 2010 revenue and GAAP earnings per share guidance. The Company anticipates 2010 revenue to be in the range of $62 million to $66 million, representing annual growth of 18% to 26%. For the full year 2010, the Company expects to generate positive GAAP earnings per share. Based on the timing of new product launches and continued improvements in sales force productivity, the

Company expects that the majority of the revenue and earnings growth in 2010 will occur in the second half of the year. The Company’s GAAP EPS guidance assumes planned investments in sales force expansion, research and development, and clinical initiatives and excludes the potential impact of litigation and acquisitions or other business development transactions.
Conference Call Information
Endologix management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or (201) 689-8562 from outside the U.S. A telephone replay will be available for seven days following the completion of the call by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S., and entering account number 3055 and conference ID number 348731. The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 30 days.
About Endologix
Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. The Company’s flagship product is the Powerlink® System, which is an endovascular stent graft for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.
Except for historical information contained herein, this news release contains forward-looking statements, including with respect to 2010 financial guidance, the launch of new products, expansion of the number of sales territories in 2010, planned investments in research and development activities, and clinical trial initiatives, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for the Powerlink System and related new products, product research and development efforts, and other economic, business, competitive, legal matters and regulatory factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the Company’s other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2010	2009
Revenue:
Domestic Product Revenue	$12,015	$10,176
Non – U.S. Product Revenue	2,465	1,658

Total Revenue:	14,480	11,834

Cost of product revenue	3,361	2,905

Gross profit	$11,119	$8,929

Gross profit as a % of total revenue	77%	75%
Operating expenses:
Research, development and clinical	$2,275	$1,355
Marketing and sales	6,977	6,622
General and administrative	2,071	2,068

Total operating expenses	11,323	10,045

Loss from operations	$(204)	$(1,116)

Other income:
Interest income	4	12
Interest expense	(5)	(62)
Other expense	(20)	(11)

Total other	(21)	(61)

Net loss	($225)	($1,177)

Basic and diluted net loss per share	($0.00)	($0.03)

Shares used in computing basic and diluted net loss per share	47,994	43,345

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	March 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$22,555	$24,065
Accounts receivable, net	9,754	8,342
Other receivables	28	3
Inventories	5,963	5,540
Other current assets	424	389

Total current assets	38,724	38,339
Property and equipment, net	2,067	2,089
Goodwill	4,631	4,631
Intangibles, net	5,752	6,104
Other assets	176	129

Total Assets	$51,350	$51,292

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$6,805	$7,225
Current portion of long term debt	80	79

Current liabilities	6,885	7,304
Long term liabilities:
Long term debt	63	83
Other long term liabilities	1,045	1,051

Long term liabilities	1,108	1,134

Total liabilities	7,993	8,438

Stockholders’ equity:
Common stock, $.001 par value; 75,000 shares authorized, and 49,181 and 49,152 shares issued, and 48,686 and 48,657 outstanding	49	49
Additional paid-in capital	190,448	189,656
Accumulated deficit	(146,389)	(146,164)

Treasury stock at cost, 495 shares	(661)	(661)
Accumulated other comprehensive income	(90)	(26)

Total stockholders’ equity	43,357	42,854

Total Liabilities and Stockholders’ Equity	$51,350	$51,292

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